Exhibit 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Michael Yonker	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-4515	Tel: (503) 454-1770
	E-mail: myonker@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Announces Additional Restructuring Plan
     Tualatin, Ore., November 27, 2006 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, today announced an additional restructuring plan designed to further reduce its operating expenses from third quarter 2006 run rates on an annualized basis by approximately $16 million to $18 million by the end of 2007. These reductions are in addition to the approximately $9 million in annualized savings expected from a previous restructuring plan announced on April 25, 2006.
     The new plan includes further consolidation of its North American operations to achieve compensation and space cost savings over the course of the next several quarters. In addition, the plan also contemplates making critical infrastructure investments in people, processes and information systems to improve the operational efficiency of the company.
     As a result, the company expects to incur restructuring charges totaling between $3.5 million to $4.0 million primarily for reduction in force and space costs. Approximately $1.0 million to $1.3 million of the restructuring charge is expected to be recognized in the fourth quarter of 2006 and the remainder will be recognized over 2007.
     “As we have stated throughout 2006, we are striving to reduce operating expenses, while at the same time making the investments necessary to win tier one business and to complete the development of our next-generation products,” said Allen Alley, President, CEO and Chairman of Pixelworks. “We believe taking this additional restructuring action now will help us achieve a lower breakeven point earlier in 2007.”
     The company also announced the filing of an amendment to its Form Tender Offer (Form TO), filed on October 27, 2006, to extend by five days, to December 1, 2006, the participation period for its stock option exchange program. The amendment was filed to provide
-more-

Pixelworks Announces Additional Restructuring Plans
November 27, 2006

stock option exchange participants time to consider the information about the additional restructuring plan in determining the degree of their participation in the exchange program.
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors, digital streaming media devices and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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     Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.
Safe Harbor Statement
     This release contains statements that are forward-looking statements within the meaning of the “Safe Harbor” provisions of the federal Securities Litigation Reform Act of 1995, including the statements regarding expected reductions in annualized operating expense and expected restructuring charges. Such statements are based on current expectations, estimates and projections about the company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: the inability to achieve some or all of the expected operating expense reductions; higher than expected costs required to implement the restructuring plan; changes in growth in the advanced television, multimedia projector, digital media streaming device and flat panel monitor industries; changes in consumer confidence and spending, changes in customer ordering patterns or lead times; the success of our products in expanded markets; success in achieving operating efficiencies from our restructuring efforts; competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; insufficient, excess or obsolete inventory and variations in inventory valuation; our product mix; new product yield rates, changes in regional demand for our product, non-acceptance of the combined technologies by leading manufacturers; changes in the recoverability of intangible assets and long lived assets; and other risk factors listed from time to time in the company’s Securities and Exchange Commission filings.
     The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to the risk factors in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and subsequent SEC filings for a description of factors that could cause actual results to differ materially from the preliminary results announced.